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                                                       N-SAR Item 77Q(3)
Exhibit

     Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:


     Evergreen International Bond Fund





                  72DD              73A              74U               74V


                  Dollar            Per Share        Shares


                  Distributions     Distributions    Outstanding       NAV



     Class A      1,603,335         0.21             7,267,773         10.76


     Class B      159,930  0.17             910,746  10.78


     Class C      431,471  0.16             2,527,099         10.75


     Class I      17,104,801        0.22             81,855,429        10.76


     Class IS     330,976  0.21             1,695,580         10.77